Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-129672 on Form S-8 of our report dated May 5, 2005 relating to the financial statements of K&F Industries Holdings, Inc. (formerly K&F Parent, Inc.) appearing in the prospectus filed pursuant to Rule 424(b) under the Securities Act on August 9, 2005 of K&F Industries Holdings, Inc. and of our report dated March 30, 2006 relating to the financial statements and financial statement schedule of K&F Industries Holdings, Inc. appearing in the Annual Report on Form 10-K of K&F Industries Holdings, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

New York, New York

April 6, 2006